EXHIBIT 99.1

FIRST CHOICE BANK EARNS OUTSTANDING CRA RATING

CERRITOS, California, December 17, 2019 - First Choice Bancorp (NASDAQ: FCBP), the holding company for First Choice Bank (the “Bank” or “First Choice”), announced today that the Bank has received the highest available rating, “Outstanding,” during its most recent Community Reinvestment Act (“CRA”) examination by the Federal Reserve Bank (“FRB”) of San Francisco. The FRB is First Choice’s primary federal banking regulator, and the CRA examination reviewed the Bank’s achievements in meeting the credit needs of the communities in which the Bank operates, including low- and moderate-income (“LMI”) neighborhoods. For the overall rating and subcategories, banks are assigned one of four ratings: Outstanding, Satisfactory, Needs to Improve or Substantial Noncompliance.

“We are very pleased to earn the highest CRA rating possible,” said Robert Franko, President & CEO of First Choice. “This is a direct result of the continuing dedication and hard work of the employees across our organization and is also indicative of the strong commitment we have made, as a responsible corporate citizen, to support all segments of the communities we serve.”

As part of the examination process, which covered the period from January 2016 through September 2019, First Choice was evaluated in two main areas: Lending, based on geographic areas and business size; and Community Development, which includes loans, investments and services. The FRB’s report included the following observations about the Bank’s community reinvestment program:

- “FCB’s geographic distribution of loans reflects excellent dispersion throughout low-and moderate-income census tracts within the bank’s assessment areas.”

- “FCB’s performance under the community development test is outstanding. The bank’s community development activities demonstrate excellent responsiveness to the community development needs of its assessment areas.”

- “FCB engaged in a significant volume of community development loans, investments, and services relative to the bank’s capacity and the need and availability of such opportunities for community development in the bank’s assessment areas.”

During the time period covered by the exam, First Choice achieved greater than 83% of small business loans inside its assessment area and originated or participated in 51 community development loans totaling more than $178.0 million. As well, the Bank made 195 investments and donations totaling approximately $10.0 million and provided a total of 2,534 community development service hours.

In further recognition of FCB’s community development activities, the Bank also recently received an award from the Community Development Financial Institution Fund’s Bank Enterprise Award (BEA) Program, after having received such awards every year since 2011. The BEA Program complements the community development activities of insured depository institutions by providing financial incentives to expand investments and services in the most economically distressed communities.

“We are so proud to be able to give back and assist those most in need in our local communities,” said Peter Hui, Chairman of the Board. “Receiving the ‘Outstanding’ CRA rating and the BEA grants are badges of honor for the Bank. One of our core beliefs is to always look for opportunities to make a positive impact on the communities in which we live and work, not because it is required, but because it is the right thing to do. We are humbled to have been recognized for our efforts in this area.”

About First Choice Bancorp: First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of, and the registered bank holding company for, First Choice Bank. As of September 30, 2019, First Choice Bancorp had total consolidated assets of $1.66 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small-to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans with a specialization in providing financial solutions for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 9 full-service branches and 2 loan production offices, located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and tax rates. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ materially from those set forth in the forward-looking statements due to a variety of factors, including the risk factors described in documents filed by the Company with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

CONTACT

First Choice Bank

Khoi D. Dang, Esq., 562.263.8336

Executive Vice President and General Counsel